Exhibit 10.3

January 6, 2020

Mr. Daniel Hanbridge

[Redacted]

Re:       Employment Terms

Dear Dan,

Reference is made to the offer letter signed by you and Sequential Brands Group, Inc. (the “Company”), dated as of December 1, 2016 (the “Terms”). This letter amends certain terms of your employment with the Company (the “Amended Terms”) and supersedes, in all respects, the corresponding Terms.

1.

Title: Effective as of the date of this letter, your title will be Senior Vice President – Finance & Interim Chief Financial Officer of Sequential Brands Group, Inc. (“Sequential”). You will report to the CEO of the Company.

2.	Annual Base Salary: Effective January 6, 2020, your annual base salary is increased to $250,000 per year (your “Annual Base Salary”).
3.

Bonus Target and Discretionary Bonus: Effective January 1, 2020, your bonus target for the Company’s 2020 fiscal year and each fiscal year thereafter is increased to 40% of your Annual Base Salary.  The Terms shall continue to govern how the bonus is calculated/determined and payment terms of the bonus (e.g., you must be actively employed with the Company at the time the bonus is paid).  You acknowledge that the Company’s 2019 performance goals for awarding you and other employees a bonus for 2019 have not been met and therefore you will not be entitled to a  bonus for the year ending December 31, 2019.    Notwithstanding the foregoing, in recognition of your promotion and your extraordinary individual performance during 2019, the Compensation Committee has approved a discretionary bonus of $50,000 (less applicable withholdings and deductions) to be paid to you by March 31, 2020, subject to your continued employment with the Company through that date; provided, however, that if you are terminated without cause prior to March 31, 2020, you will still receive the $50,000 on March 31, 2020.

4.

LTI Bonus in Lieu of Stock: In recognition of your valuable services to the Company, the Compensation Committee has approved a long term cash incentive bonus in lieu of a stock grant of $50,000 (the “LTI Bonus”) (less applicable withholdings and deductions) to be paid to you in two installments as follows: (a) $5,000 on January 15, 2020; and (b) $45,000 on October 1, 2020, subject to your continued employment with the Company through that date; provided, however, that if you are terminated without cause prior to October 1, 2020, you will still receive the $45,000 on October 1, 2020.

601 W. 26th Street, Suite 900 New York, NY 10001

Phone: 212-827-8000

www.sequentialbrandsgroup.com

5.

Employee Status: You will continue to be an employee “at-will” of the Company, meaning that either you or the Company can terminate your employment at any time and for any reason, with or without cause, provided that you agree to provide the Company with a minimum of sixty  (60) days’ notice in the event you elect to terminate your employment, which notice may be waived by the Company (in whole or in part) in its sole discretion. For the avoidance of doubt, you acknowledge and agree that neither the removal of Interim Chief Financial Officer from your title, nor any change of who you report to, shall be construed or interpreted as a constructive termination or diminution of duties.

6.

Severance: In the event that your employment is terminated by the Company without cause, the Company will pay you 6 months of Annual Salary of severance, payable in equal installments in accordance with the Company’s standard payroll procedures, less applicable withholdings. The severance described above will be subject to your execution (and non-revocation) of the Company’s standard release of claims.

Please confirm your acceptance and agreement to the foregoing terms by signing below.

Sincerely,

SEQUENTIAL BRANDS GROUP, INC.

By:	/s/ Chad Wagenheim
Name:	Chad Wagenheim
Title:	President

Accepted and agreed this 6th day of

January 2020 by:

/s/ Daniel Hanbridge
Daniel Hanbridge

601 W. 26th Street, Suite 900 New York, NY 10001

Phone: 212-827-8000

www.sequentialbrandsgroup.com